Exhibit 5.1

October 30, 2014	Fulbright & Jaworski LLP 666 Fifth Avenue, 31st Floor
New York, New York 10103-3198
United States
Tel +1 212 318 3000
Applied DNA Sciences, Inc.	Fax +1 212 318 3400
50 Health Sciences Drive	nortonrosefulbright.com
Stony Brook, New York 11790

Re:	Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Applied DNA Sciences, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to $12,000,000 of shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), plus up to $1,800,000 of shares of Common Stock subject to an over-allotment option granted by the Company to the underwriters (collectively, the “Shares”), and related warrants to purchase Common Stock (including related warrants subject to an over-allotment option granted by the Company to the underwriters, collectively, the “Warrants”) and the shares of Common Stock underlying the Warrants (the “Warrant Shares”), as described in the Company’s Registration Statement on Form S-1 (File No. 333-199121) initially filed on October 2, 2014 (as amended and as may subsequently be amended, the “Registration Statement”). The Shares, the Warrants and the Warrant Shares are referred to herein collectively as the “Securities”. We understand that the Shares and the Warrants are to be sold to the underwriters for resale to the public as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form filed as an exhibit to the Registration Statement, to be entered into by and among the Company and Maxim Group, LLC, acting for itself and as representative for any other underwriters named therein (the “Underwriting Agreement”). In addition, we understand that the Warrants will be issued under a Warrant Agreement between the Company and American Stock Transfer & Trust Company, LLC, as warrant agent, a form of which has been filed as an exhibit to the Registration Statement (the “Warrant Agreement”).

In connection with the foregoing, we have examined originals or copies of such corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents. In addition, we have assumed that (a) each of the Underwriting Agreement and Warrant Agreement will be duly executed and delivered by all

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October 30, 2014

parties thereto other than the Company, (b) the Registration Statement becomes and remains effective, and the Prospectus which is a part of the Registration Statement (the "Prospectus"), and the Prospectus delivery requirements with respect thereto, fulfill all of the requirements of the Securities Act, throughout all periods relevant to the opinion, (c) the Securities will be offered in the manner and on the terms identified or referred to in the Registration Statement, including all amendments thereto, and (d) all offers and sales of the Securities will be made in compliance with the securities laws of the states having jurisdiction thereof.

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.	the Shares have been duly and validly authorized for issuance and, when issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and non-assessable;

2.	the Warrants have been duly and validly authorized for issuance and, when issued, sold and delivered by the Company in accordance with and in the manner described in the Registration Statement, the Underwriting Agreement and the Warrant Agreement, will be validly issued and will constitute a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and similar laws affecting creditors’ rights generally and equitable principles of general applicability; and

3.	the Warrant Shares have been duly and validly authorized for issuance and, when issued and sold by the Company upon valid exercise of the Warrants and against receipt of the exercise price therefor, in accordance with and in the manner described in the Registration Statement and the Warrant Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America, the laws of the State of New York, and applicable provisions of, respectively, the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the Prospectus. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours, /s/ Fulbright & Jaworski LLP Fulbright & Jaworski LLP